Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Mutual Funds

We consent to the use of our report dated December 22, 2011, incorporated herein by reference, for ING Global Bond Fund, a series of ING Mutual Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

November 30, 2012